Exhibit 99.1

Contacts:	Robert Saltmarsh	Pam Lord
	Vice President, Corporate Development	Atkins + Associates
	858-410-4600	858-527-3494
	rsaltmarsh@nanogen.com	plord@irpr.com

NANOGEN REPORTS 2004 THIRD QUARTER RESULTS

SAN DIEGO, CA (November 3, 2004) – Nanogen, Inc. (Nasdaq: NGEN), developer of advanced diagnostic products, today announced its financial results for the third quarter ended September 30, 2004.

Total revenues for the third quarter of 2004 were $1.1 million compared to $1.7 million for the same period in 2003 and $1.1 million in the second quarter of 2004. Product revenues for the third quarter were $671,000 versus $752,000 for the same period in 2003 and were $477,000 in the second quarter of 2004.

Nanogen’s research and development, and selling, general and administrative operating expenses for the third quarter of 2004 were $9.3 million, as compared to $7.6 million in the third quarter of 2003 and $8.3 million in the second quarter of 2004. Nanogen’s recent third quarter results include the first full quarter of activity related to its SynX subsidiary, which was acquired on April 21, 2004.

For the third quarter of 2004, Nanogen reported a net loss of $9.4 million, or $0.28 per share, which compares with a net loss of $7.1 million, or $0.33 per share, for the prior year’s third quarter and a net loss of $12.9 million in the second quarter of 2004.

Nanogen’s consolidated cash, cash equivalents and short-term investments balance at the end of the third quarter of 2004 was $53.1 million. The company’s cash balance at the close of the previous quarter was $60.3 million. This compares to the company’s cash, cash equivalents and short-term investments balance of $29.1 million at December 31, 2003. Cash use in the third quarter included the final payment of $1.0 million on SynX’s license to the NT-proBNP marker for diagnosis of congestive heart failure.

“The announcement of the NanoChip® 400, our new instrument system for clinical research and testing laboratories, marks the beginning of a transition to our second generation of molecular diagnostic offerings,” said David Ludvigson, president and chief operating officer of Nanogen. “In 2005, we intend to make ASRs available for infectious disease as well as for identifying mutations associated with cystic fibrosis. Together with the Epoch real-time ASRs now being offered by our sales force, the NanoChip® 400 will enable a renewed effort on penetrating the clinical reference laboratory market.”

“Nanogen is in the midst of a significant transformation of our business, as evidenced by the acquisition of point-of-care diagnostic company SynX and our proposed merger with Epoch Biosciences,” said Howard C. Birndorf, chairman of the board and chief executive officer of Nanogen. “We are poised at the start of an exciting couple of years. The synergies between Nanogen’s existing product portfolio, the new NanoChip® 400 and related ASRs, together with the Epoch product family and the SynX point-of-care product pipeline will provide us with exciting growth opportunities to expand our reach into the clinical laboratory, research and point-of-care markets we’re targeting worldwide.”

Financial Guidance

Nanogen expects revenue in the fourth quarter to be consistent with third quarter levels. As a result of the pending merger with Epoch Biosciences and the anticipated introduction of new products, the Company expects significant revenue growth in 2005. The Company continues to emphasize expense control and expects total research and development, and selling, general and administrative operating expenses for 2004, to be approximately 15% less than the 2003 total year spending before consideration of SynX and Epoch businesses. Including the estimated impact of the pending merger with Epoch and related transaction costs, Nanogen expects its cash position at December 31, 2004 will be approximately $50 million.

Webcast of Conference Call

Nanogen management will host a conference call today at 4:30 p.m. Eastern (1:30 p.m. Pacific) to discuss 2004 third quarter financial results. Audio of management’s presentation will be available via live webcast on the investor relations section of Nanogen’s corporate website at www.nanogen.com, and will be archived for 90 days. A digital recording of the call will also be available for 48 hours, beginning two hours after the completion of the conference call, and can be accessed via telephone at (877) 519-4471 for US/Canada participants, and (973) 341-3080 for international participants. The conference ID, 5299122, will be required to listen to the playback.

About Nanogen, Inc.

Nanogen’s advanced diagnostics provide physicians and patients worldwide with sophisticated information to predict, diagnose and treat disease. Research and clinical reference labs use the highly accurate and reliable NanoChip® 400, NanoChip® Molecular Biology Workstation, NanoChip® Electronic Microarrays and analyte specific reagents to develop tests to detect mutations associated with genetic diseases. Nanogen’s subsidiary SynX offers a line of point-of-care diagnostic tests and is building expertise in cardiac related health conditions. Nanogen’s ten years of pioneering research involving nanotechnology may also have future applications in medical diagnostics, biowarfare and other industries. For additional information please visit Nanogen’s website at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether Nanogen’s NanoChip® 400 can be successfully commercialized, whether other products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, whether ASRs currently sold by Nanogen will become FDA-approved molecular diagnostic test kits, whether Nanogen will be successful in developing additional ASRs and protocols utilizing the NanoChip® System, and other risks and uncertainties discussed in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission and in the Form S-4 Registration Statement filed by Nanogen, as amended on October 26, 2004. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

In addition to the specific risks identified in the preceding paragraph, mergers involve a number of special risks, including diversion of management’s attention to the assimilation of the technology and personnel of acquired businesses, costs related to the merger and the integration of acquired products, technologies and employees into Nanogen’s business and product offerings. Achieving the anticipated benefits of the pending merger will depend, in part, upon whether the integration of the acquired products, technology, or employees is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The difficulties of such integration may be increased by the necessity of coordinating geographically disparate organizations, the complexity of the technologies being integrated, and the necessity of integrating personnel with disparate business backgrounds and combining different corporate cultures. The inability of management to successfully integrate the business of the two companies, and any related diversion of management’s attention, could have a material adverse effect on the combined company’s business, operating results and financial condition.

Additional Information about the Proposed Merger and Where to Find It

In connection with the merger of Nanogen and Epoch, Nanogen has filed a registration statement on Form S-4, as amended on October 26, 2004, which includes a prospectus of Nanogen and a joint proxy statement for each of Nanogen’s and Epoch’s special stockholder meetings, with the Securities and Exchange Commission. Investors and security holders are advised to read the registration statement, prospectus and joint proxy statement because they contain important information about the proposed merger. Investors and security holders may obtain a free copy of the registration statement, prospectus and joint proxy statement and other documents filed by Nanogen and Epoch with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at http://www.sec.gov. Free copies of the registration statement, prospectus and joint proxy statement and other documents filed by Nanogen with the Securities and Exchange Commission may also be obtained from Nanogen by directing a request to Nanogen, Attention: Larry Respess, Secretary, 858-410-4600. Free copies of the joint proxy statement and other documents filed by Epoch with the Securities and Exchange Commission may also be obtained from Epoch by directing a request to Epoch, Attention: Bert Hogue, Chief Financial Officer, 425-482-5555.

# # # #

NANOGEN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,063	$8,550
Short-term investments	47,074	20,564
Receivables, net	1,127	1,415
Inventories, net	2,428	4,774
Other current assets	1,943	1,590

Total current assets	58,635	36,893

Property and equipment, net	6,955	4,276
Acquired technology rights, net	1,732	2,508
Restricted cash	739	14
Other assets, net	982	158
Goodwill	10,566	—

Total Assets	$79,609	$43,849

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$1,599	$290
Accrued liabilities	4,303	4,519
Deferred revenue	416	469
Current portion of capital lease obligations	502	743

Total current liabilities	6,820	6,021

Capital lease obligations, less current portion	410	586
Other long-term liabilities	5,453	4,419

Total long-term liabilities	5,863	5,005

Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at September 30, 2004 (unaudited) and December 31, 2003	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized; 33,880,727 and 24,867,325 shares issued and outstanding at September 30, 2004 (unaudited) and December 31, 2003, respectively	34	25
Additional paid-in capital	272,161	209,014
Accumulated other comprehensive income (loss)	(123)	1,136
Deferred compensation	(260)	(175)
Accumulated deficit	(203,964)	(176,255)
Treasury stock, at cost, 500,189 shares at September 30, 2004 (unaudited) and December 31, 2003	(922)	(922)

Total stockholders’ equity	66,926	32,823

Total liabilities and stockholders’ equity	$79,609	$43,849

NANOGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenues:
Product sales	$671	$752	$2,280	$1,642
License	25	46	214	46
Sponsored research	—	375	500	1,125
Contracts and grant	386	568	1,365	1,822

Total revenues	1,082	1,741	4,359	4,635

Costs and expenses:
Cost of product sales	1,298	1,370	4,150	2,168
Research and development	4,514	4,280	12,901	13,473
Selling, general and administrative	4,811	3,336	12,626	11,532
Charge for acquired in-process research and development	—	—	3,758	—
Impairment of acquired technology rights	—	1,024	—	1,024
Litigation and settlement of patent matter	—	149	—	149

Total costs and expenses	10,623	10,159	33,435	28,346

Loss from operations	(9,541)	(8,418)	(29,076)	(23,711)

Interest income, net	187	97	433	405
Other income (loss)	(34)	(46)	(166)	(19)
Gain/(loss) on sale of investments	(80)	778	(90)	(2,790)
Gain/(loss) on foreign currency translations	28	—	1,233	—
Loss on sale of fixed assets	(2)	22	(43)	(131)
Minority interest in loss of consolidated subsidiary	—	488	—	1,594

Net loss	$(9,442)	$(7,079)	$(27,709)	$(24,652)

Net loss per share – basic and diluted	$(0.28)	$(0.33)	$(0.89)	$(1.14)

Number of shares used in computing net loss per share – basic and diluted	33,336	21,781	31,034	21,652